FOR IMMEDIATE RELEASE	Contact:	Rachel Bitner
	Phone:	717-733-4181

ENB Financial Corp Reports First Quarter 2024 Results

(April 15, 2024) -- Ephrata, PA – ENB Financial Corp (OTCQX: ENBP), the bank holding company for Ephrata National Bank, reports net income for the first quarter of 2024 of $3,941,000, a $1,500,000, or 61.5% increase, over the $2,441,000 earned during the first quarter of 2023. Basic and diluted earnings per share for the first quarter of 2024 were $0.70 compared to $0.43 for the same period in 2023.

The Corporation’s earnings were positively impacted by several factors through the first quarter of 2024 including a release of provision for credit losses and increased operating income as detailed in the paragraphs that follow. These positive trends were partially offset by lower net interest income and higher operating costs.

The Corporation’s net interest income (NII) decreased by $432,000, or 3.1%, for the three months ended March 31, 2024, compared to the same period in 2023. Interest income on loans increased by $3,618,000, or 26.4%, while interest income on securities decreased by $225,000, or 5.9%, for the three months ended March 31, 2024, compared to the same period in 2023. Interest expense on deposits and borrowings also increased by $4,186,000, or 104.3%, for the three months ended March 31, 2024, compared to the same period in the prior year due to the continued high interest rate environment putting pressure on deposit rates in order to maintain balances and remain competitive.

The Corporation recorded a release of provision for credit losses of $644,000 in the first quarter of 2024, compared to a provision expense of $1,257,000 for the first quarter of 2023. During the first quarter of 2024, there was less economic impact in the forward credit outlook due to a stable local economy. The allowance as a percentage of total loans was 1.06% as of March 31, 2024, 1.12% as of December 31, 2023, and 1.28% as of March 31, 2023.

Other income increased by $1,692,000, or 63.8%, for the first quarter of 2024 compared to the first quarter in the prior year. Trust and investment services income increased $298,000, or 38.0%, due to a gain on the sale of a limited amount of trust assets. Service fees increased $461,000, or 51.2%, for the first quarter of 2024 compared to the same period in 2023. Losses on security transactions decreased by $348,000, or 57.4%, for the same period due to the sale of a larger number of investment securities at a loss in the first quarter of 2023 to fund higher yielding loan growth. Gains on the sale of mortgages increased by $422,000, or 345.9%, for the first quarter of 2024 compared to the same period in 2023, as the stabilization of market rates has allowed the Corporation to originate and sell more 30-year mortgages on the secondary market while obtaining better margins on these loans.

Total operating expenses increased by $1,230,000, or 9.9%, for the three months ended March 31, 2024, compared to the same period in 2023. Salary and benefit expenses, which make up the largest portion of operating expenses, increased by $880,000, or 11.8%, compared to the first quarter of 2023, due to the competitive labor market and the cost to hire and retain qualified talent. Other operating expenses outside of salaries and benefits increased due to increases related to technology investments and initiatives as well as increased occupancy and equipment costs.

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ENB FINANCIAL CORP

The Corporation’s annualized return on average assets (ROA) and return on average stockholders’ equity (ROE) for the first quarter of 2024 increased to 0.80% and 13.40%, respectively, from 0.53% and 9.76% for the first quarter of 2023.

As of March 31, 2024, the Corporation had total assets of $1.99 billion, up 5.5%; total loans of $1.38 billion, up 9.9%; total deposits of $1.72 billion, up 4.3%; and total stockholders’ equity of $121.9 million, up 15.0%, from balances at March 31, 2023. The Corporation’s earnings, net of dividends paid, positively impacted the level of stockholders’ equity, and the improved valuation of the investment portfolio, resulting in a lower level of unrealized losses, also had a positive impact. The changes in unrealized gains and losses on investments impact capital on an ongoing basis and have started to improve since the devaluations that occurred during the dramatic increase in market interest rates during 2022 and 2023.

ENB Financial Corp, headquartered in Ephrata, PA, is the bank holding company for its wholly-owned subsidiary Ephrata National Bank. Ephrata National Bank operates from thirteen full-service locations in Lancaster County, southeastern Lebanon County, and southern Berks County, Pennsylvania, with the headquarters located at 31 E. Main Street, Ephrata, PA. Ephrata National Bank has been serving the community since 1881. For more information about ENB Financial Corp, visit the Corporation’s web site at www.enbfc.com.

Notice Regarding Forward Looking Statements

This news release may constitute forward-looking statements for purposes of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and as such may involve known and unknown risk, uncertainties and other factors which may cause the actual results of ENB Financial Corp to be materially different from future results expressed or implied by such forward-looking statements. These forward-looking statements can be identified by use of terminology such as “expect”, “plan”, “anticipate”, “believe”, “estimate”, and similar words that are intended to identify such forward-looking statements. These forward-looking statements are based on management’s current expectations, assumptions, estimates, and projections about the Corporation, the financial services industry, and the economy. The Private Securities Reform Act of 1995 provides safe harbor in the event the projected future operations are not met. There are a number of future factors such as changes in fiscal or monetary policy, or changes in the economic climate that will influence the Corporation’s future operations. These factors are difficult to predict with regard to how likely and to what degree or significance that they would occur. Actual results may differ materially from what may have been forecasted in the forward-looking statements. We are not obligated to publicly update any forward-looking statements to reflect the effects of subsequent events.

ENB FINANCIAL CORP

SUMMARY CONSOLIDATED FINANCIAL INFORMATION (Unaudited)

(in thousands, except per share and percentage data)

	March 31,		%
Balance Sheet	2024	2023	Change

Securities	$456,175	$503,697	-9.4%
Total loans	1,380,459	1,256,599	9.9%
Allowance for credit losses	14,616	16,054	-9.0%
Total assets	1,992,039	1,888,851	5.5%
Deposits	1,721,011	1,649,608	4.3%
Total borrowings	136,578	123,075	11.0%
Stockholders' equity	121,933	105,999	15.0%

	Three Months Ended
Income Statement	March 31,
	2024	2023

Net interest income	$13,372	$13,804
(Release) provision for credit losses	(644)	1,257
Noninterest income	4,346	2,654
Noninterest expense	13,594	12,364
Income before taxes	4,768	2,837
Provision for income taxes	827	396
Net Income	3,941	2,441

Per Share Data
Earnings per share	0.70	0.43
Dividends per share	0.17	0.17

Earnings Ratios
Return on average assets (ROA)	0.80%	0.53%
Return on average stockholders equity (ROE)	13.40%	9.76%
Net Interest margin	2.81%	3.08%
Efficency ratio	75.03%	71.63%

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